As filed with the Securities and Exchange Commission on May 11, 2007
Registration No. 333-113150

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON
FORM S-8
UNDER
THE SECURITIES ACT OF 1933

STARBUCKS CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1325671 (I.R.S. Employer Identification Number)
2401 Utah Avenue South
Seattle, Washington 98134
(Address of principal executive offices, including zip code)

STARBUCKS CORPORATION
UK SHARE SAVE PLAN

PAULA E. BOGGS
(executive vice president, general counsel and secretary)
Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134
(206) 318-5230
(Name, address and telephone number, including area code, of agent for service)

Copy to:
J. SUE MORGAN
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101
(206) 359-8000

EXPLANATORY STATEMENT
     Starbucks Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 27, 2004, File No. 333-113150 (the “2004 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Starbucks Corporation UK Share Save Plan (the “Plan”). A total of 1,200,000 shares of Common Stock (as adjusted to reflect the two-for-one stock split effected by the Registrant on October 21, 2005) were initially registered for issuance under the 2004 Form S-8.
     The Plan, which is a Save-As-You-Earn plan approved by Her Majesty’s Revenue & Customs of the United Kingdom, allows eligible employees in the United Kingdom to save for a three-year period through payroll deductions toward the purchase of the Common Stock at a discount from the fair market value on the first day of business of a three-year offering period. The total number of shares issuable under the Plan is 1,200,000, of which 133,278 were issued as of October 1, 2006. In the Registrant’s fiscal 2004, future offerings under the Plan were suspended, and the Plan was effectively replaced by the Registrant’s UK Share Incentive Plan. The last offering under the Plan was in December 2002 and matured in February 2006. As a result, no additional shares will be issued under the Plan. As of April 1, 2007, the total number of shares of Common Stock reserved for issuance but never issued under the Plan is 1,066,722. Those 1,066,722 shares are hereby deregistered.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 11th day of May, 2007.

STARBUCKS CORPORATION
By:	/s/ James L. Donald
James L. Donald
president and chief executive officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below, which includes a majority of the board of directors, on this 11th day of May, 2007.

	Signature	Title

	/s/ Howard Schultz	director, chairman

Howard Schultz

	/s/ James L. Donald	director, president and chief executive officer

	James L. Donald	(principal executive officer)

	/s/ Michael Casey	executive vice president, chief financial officer and chief

	Michael Casey	administrative officer (principal financial and accounting officer)

	*	director

Barbara Bass

	*	director

Howard Behar

	*	director

William W. Bradley

	*	director

Olden Lee

	*	director

James G. Shennan, Jr.

	*	director

Myron E. Ullman, III

	*	director

Craig E. Weatherup

*By:	/s/ Howard Schultz	Attorney-in-Fact

Howard Schultz